LA JOLLA COVE INVESTORS, INC.
7817 Herschel Ave., Suite 200
LA JOLLA, CALIFORNIA 92037
TELEPHONE: (415) 409-8703
FACSIMILE: (415) 409-8704
E-MAIL: LJCI@PACBELL.NET
LA JOLLA	www.ljcinvestors.com	SAN FRANCISCO

February 28, 2007

W. Gerald Newmin
MultiCell Technologies, Inc.
701 George Washington Highway
Lincoln, Rhode Island 02865

Dear Gerald:

Reference is made to the $100,000 Convertible Debenture dated February 28, 2007 issued by MultiCell Technologies, Inc. (“Company”) to La Jolla Investors, Inc. (“Holder”). All terms used herein and not otherwise defined herein shall have the definitions set forth in the Convertible Debenture.

Beginning one year from the Closing Date, Holder shall submit Debenture conversion notices and related Warrant exercise notices in an amount such that Holder receives a total of 1% of the outstanding shares of the Company every calendar quarter for a period of one year, provided that Holder is able to sell such shares under Rule 144. Beginning two years from the Closing Date, Holder shall convert $5,000 of the Debenture and exercise 500,000 Warrant Shares each calendar month, provided that Holder is able to sell such shares under Rule 144(k). If Holder converts more than such minimum amounts, the excess shall be credited against the next period’s minimum. In the event Holder does not convert and exercise the minimum amounts set forth in the first two sentences of this paragraph, the Company’s remedy shall be limited to Holder not being entitled to collect interest on the Debenture for that calendar quarter or calendar month, as applicable.

Sincerely,

/s/T.W. Huff

Travis W. Huff
Portfolio Manager

MultiCell Technologies, Inc.

By: /s/Stephen MW Chang

Title: President & CEO